EXHIBIT 10.36
                                MERGER AGREEMENT

                                  BY AND AMONG

                       ANSWERTHINK CONSULTING GROUP, INC.,
                                     (BUYER)

                            ACG - TRISPAN SUB, INC.,
                                     (NEWCO)

                                  TRISPAN INC.,
                                    (TRISPAN)

                                       AND

                                THE SHAREHOLDERS
                                   OF TRISPAN
                                    (SELLERS)

                          DATED AS OF FEBRUARY 26, 1999
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                                TABLE OF CONTENTS
                                                                            PAGE
Article 1 ................................................................   5
    1. Definitions .......................................................   5
Article 2 ................................................................  10
    2. The Merger ........................................................  10
          2.1. The Merger ................................................  10
          2.2. Effective Time of the Merger ..............................  10
          2.3. Certificate of Incorporation ..............................  10
          2.4. Bylaws ....................................................  11
          2.5. Directors and Officers of the Surviving
                Corporation ..............................................  11
          2.6. Effect of the Merger ......................................  11
          2.7. Conversion of triSpan Shares and Options ..................  11
          2.8. Purchase Price ............................................  12
                        (i)  Payment of Purchase Price to triSpan
                               Shareholders ..............................  12
                        (ii) Payment of triSpan Purchase Price
                               to Escrow Account .........................  12
          2.9. Reserved ..................................................  12
          2.10. The Closing ..............................................  12
          2.11. Deliveries at the Closing ................................  12
          2.12. Escrow Arrangements ......................................  12
Article 3 ................................................................  13
    3. Representations and Warranties Concerning the Transaction .........  13
          3.1. Representations and Warranties of Sellers .................  13
                (a) Authorization of Transaction .........................  13
                (b) Noncontravention .....................................  13
                (c) Broker's Fees ........................................  13
                (d) Investment ...........................................  14
                (e) triSpan Shares .......................................  14
          3.2. Representations and Warranties of the Buyer and Newco .....  14
                (a) Organization of the Buyer and Newco ..................  14
                (b) Authorization of Transaction .........................  14
                (c) Noncontravention .....................................  14
                (d) Brokers'Fees .........................................  15
                (e) Investment ...........................................  15
                (f) Filings with the SEC .................................  15
                (g) Capitalization .......................................  15
                (h) Financial Statements .................................  15
                (i) Undisclosed Liabilities ..............................  15
                (j) Tax-Related Matters ..................................  15
                (k) No Material Adverse Effect ...........................  16
                (l) Availability of Funds ................................  16
                (m) No Litigation ........................................  16

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Article 4 ................................................................  16
          4.1. Organization, Qualification, and Corporate Power ..........  17
          4.2. Capitalization ............................................  17
          4.3. Noncontravention ..........................................  18
          4.4. Subsidiaries ..............................................  18
          4.5. Financial Statements ......................................  18
          4.6. Events Subsequent to the Most Recent Fiscal Year End ......  18
          4.7. Undisclosed Liabilities ...................................  20
          4.8. Tax Matters ...............................................  20
          4.9. Tangible Assets ...........................................  22
          4.10. Owned Real Property ......................................  22
          4.11. Intellectual Property ....................................  22
          4.12. Real Property Leases .....................................  23
          4.13. Contracts ................................................  23
          4.14. Powers of Attorney .......................................  24
          4.15. Insurance ................................................  24
          4.16. Litigation ...............................................  24
          4.17. Employees ................................................  25
          4.18. Employee Benefits ........................................  25
          4.19. Guaranties ...............................................  26
          4.20. Environment, Health, and Safety ..........................  26
          4.21. Legal Compliance .........................................  27
          4.22. Certain Business Relationships with triSpan ..............  27
          4.23. Brokers'Fees .............................................  28
          4.24. Disclaimer of Other Representations and Warranties .......  28
Article 5 ................................................................  28
          Reserved .......................................................  28
Article 6 ................................................................  28
          6. Additional Covenants ........................................  28
          6.1. General ...................................................  28
          6.2. Litigation Support ........................................  28
          6.3. Confidentiality ...........................................  28
          6.4. Landlords'Consents ........................................  29
          6.5. Additional Tax Matters ....................................  29
          6.6. Covenant Not to Compete ...................................  30
          6.7. Reorganization Intent .....................................  30
          6.8. Pooling Transaction .......................................  30
          6.9. Registration Rights .......................................  31
          6.10. triSpan Options ..........................................  31
          6.11. 401(k) Plan ..............................................  32
          6.12. TriSub ...................................................  32
Article 7 ................................................................  33
    7. Conditions to Obligations to Close ................................  33
          7.1. Conditions to Obligation of the Buyer .....................  33
          7.2. Conditions to Obligations of the Sellers ..................  34
Article 8 ................................................................  35

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    8. Remedies for Breaches of This Agreement ...........................  35
          8.1. Survival ..................................................  35
          8.2. Indemnification Provisions for Benefit of the Buyer .......  35
          8.3. Indemnification Provisions for Benefit of the Sellers .....  36
          8.4. Matters Involving Third Parties ...........................  36
          8.5. Exclusive Remedy ..........................................  37
          8.6. Payment; General Right of Offset ..........................  37
          8.7. Arbitration with Respect to CertainIndemnification Matters.  37
Article 9 ................................................................  38
          Reserved .......................................................  38
Article 10 ...............................................................  38
          10.  Miscellaneous .............................................  38
          10.1. Press Releases and Announcements .........................  38
          10.2. No Third-Party Beneficiaries .............................  38
          10.3. Entire Agreement .........................................  38
          10.4. Succession and Assignment ................................  38
          10.5. Facsimile/Counterparts ...................................  39
          10.6. Descriptive Headings .....................................  39
          10.7. Notices ..................................................  39
          10.8. Governing Law ............................................  40
          10.9. Amendments and Waivers ...................................  40
          10.10. Severability ............................................  40
          10.11. Expenses ................................................  41
          10.12. Construction ............................................  41
          10.13. Incorporation of Exhibits, Annexes, and Schedules .......  41
          10.14. Specific Performance ....................................  41

                                      -iii-
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             LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         triSpan Financial Statements
Exhibit C         Form of Equity Subscription Agreement
Exhibit D         Form of Compliance Agreement
Exhibit E         Form of Opinion of Sellers' Legal Counsel
Exhibit F         Form of Stock Option Agreement for Buyer's Shares
Exhibit G         Form of Registration Rights Agreement
Exhibit H         Buyer Financial Statements

ANNEXES AND TABLES

Annex I           Exceptions to Representations and Warranties of Sellers
Annex II          Exceptions to Representations and Warranties of Buyer
Annex III         List of Key Employees
Annex IV          List of Specified Contingencies

SCHEDULES

Equity Allocation Schedule
Sellers' and triSpan's Disclosure Schedule
Required Consents Schedule
Schedule 5.8 (Variable Life Insurance Policy Holders)
Schedule 7.2(i) (Key Employee Salaries)

                                MERGER AGREEMENT

            This MERGER AGREEMENT ("AGREEMENT") is entered into as of the 26th day of February 1999, by and among ANSWERTHINK CONSULTING GROUP, INC., a Florida corporation (the "BUYER"), ACG - triSpan SUB, INC., a Delaware corporation and wholly owned subsidiary of Buyer ("NEWCO"), triSpan Inc., a Pennsylvania corporation ("TRISPAN"), and all of THE SHAREHOLDERS of triSpan LISTED ON THE SIGNATURE PAGE HEREOF (collectively, the "SELLERS"). The Buyer, triSpan, Newco and the Sellers are referred to herein individually as a "PARTY" and collectively as the "PARTIES." triSpan and Newco are sometimes referred to herein as the "CONSTITUENT CORPORATIONS." If the context so requires, references herein to triSpan shall mean the Surviving Corporation (as hereinafter defined) for periods after the Closing Date.

                                    RECITALS

            A. The Sellers collectively own all of the outstanding capital stock of triSpan.

            B. This Agreement contemplates a transaction in which triSpan will merge with and into Newco, with Newco being the surviving corporation, and all of the shares of capital stock which are issued and outstanding as of the Closing Date of triSpan being converted into the right to receive the Purchase Price (as hereinafter identified), and the Parties intend such merger transaction to (i) be a tax-free reorganization under Section 368 of the Code (as defined) and intend this Agreement to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code, and
(ii) qualify for pooling of interests accounting treatment.

                                    AGREEMENT

            In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
I.    DEFINITIONS.

            "AA" means Arthur Andersen, LLP, triSpan's independent accountants.

            "ADVERSE CONSEQUENCES" means any loss, liability, expense or damages (other than incidental, punitive or consequential damages).

            "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504(a) (or any similar group defined under a similar provision of state, local or foreign law).

            "AGGREGATE TRISPAN EQUITY," for purposes of this Agreement, means the aggregate number of 2,871,228 triSpan Shares.

            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the reasonable basis for any specified consequence.
                                      -5-
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            "BUYER" has the meaning set forth in the preface above.

            "BUYER COMMON STOCK" means the common stock, par value $.001 per share, of Buyer.

            "BUYER'S SHARES" means the shares of Buyer Common Stock that are issued to the Sellers pursuant to this Agreement.

            "CLOSING" has the meaning set forth in SECTION 2.10 below.

            "CLOSING DATE" has the meaning set forth in SECTION 2.10 below.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "CONFIDENTIAL INFORMATION" means all confidential information and trade secrets of triSpan including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals; PROVIDED, HOWEVER, that the Confidential Information shall not include information that (i) was or becomes generally available to the public other than as a result of its disclosure by the receiving party, (ii) was or becomes available to the receiving party on a nonconfidential basis from a source other than the Buyer or its advisors without breach of this Agreement, PROVIDED, HOWEVER, that such source is not known to such receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to receiving party by a contractual, legal or fiduciary obligation known to such receiving party, (iii) was within receiving party's possession prior to its being furnished to such receiving party by or on behalf of Buyer without breach of this Agreement, PROVIDED, HOWEVER, that the source of such information was not bound by a confidentiality agreement with Buyer or triSpan or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation, or (iv) is required to be and actually is disclosed by operation of law.

            "CONSTITUENT CORPORATIONS" has the meaning set forth in the preface above.

            "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Sec. 1563.

            "CUSTOMER CONTRACT OR AGREEMENT" means any agreement whereby triSpan provides consulting services to a third party during the 1998 or 1999 fiscal year of triSpan.

            "DGCL" has the meaning set forth in SECTION 2.1 below.

            "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. ss.1.1502-13.

            "DISCLOSURE SCHEDULE" has the meaning set forth in the preamble to
ARTICLE 4 below.

            "EFFECTIVE TIME" has the meaning set forth in SECTION 2.2 below.

            "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

            "EQUITABLE EXCEPTIONS" has the meaning set forth in SECTION 3.1 below.

            "EQUITY ALLOCATION SCHEDULE" has the meaning set forth in SECTION 2.8(A) below.

            "EQUITY SUBSCRIPTION AGREEMENT" has the meaning set forth in SECTION 7.1(K) below.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Sellers and Buyer in the form of EXHIBIT A.

            "ESCROW PERIOD" has the meaning specified in SECTION 2.12.

            "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            "FAIR MARKET PRICE" of a share of Buyer Common Stock shall mean the closing price of a share of Buyer Common Stock as listed on the NASDAQ National Market System on the applicable date.

            "FAIR MARKET PRICE AT CLOSING" means the price of $27.6625 per Buyer's Share.

            "FIDUCIARY" has the meaning set forth in ERISA Sec. 3(21).

            "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.5 below.

            "FUNDED INDEBTEDNESS" means all (i) indebtedness of triSpan for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of triSpan; (iii) obligations of triSpan to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90-day payment terms; (iv) indebtedness of others guaranteed by triSpan or secured by an Encumbrance on triSpan's property; (v) indebtedness of triSpan under extended credit terms of more than 60 days from vendors provided to triSpan; and (vi) transaction costs of triSpan and/or Sellers associated with this Agreement or the transactions contemplated hereby (including without limitation the Salomon Smith Barney fee referenced in SECTION 4.23, if same has not been paid on or prior to the Closing but excluding any severance payments (if any) to employees who cease to be employed by the Company following the Closing) that are payable and not paid by triSpan on or prior to the Closing.

            "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

            "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether dispute or not.

            "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "INDEMNIFIED PARTY" has the meaning set forth in SECTION 8.4 below.

            "INDEMNIFYING PARTY" has the meaning set forth in SECTION 8.4 below.

            "INTELLECTUAL PROPERTY" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (e) other proprietary rights and methodologies, and (f) copies and tangible embodiments thereof (in whatever form or medium).

            "KEY EMPLOYEES" has the meaning set forth in SECTION 7.1(G) below.

            "KNOWLEDGE" means (a) with respect to any Seller, the actual knowledge of such Seller, (b) with respect to Newco or Buyer, the actual knowledge of the officers and employees of Buyer with responsibility for the matters in question, and (c) with respect to triSpan, the actual knowledge of John P. Louchheim and Dennis McGrath.

            "LIABILITY" means any liability, debt, obligation, amount or sum due (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

            "MATERIAL" has the meaning set forth in the preamble to ARTICLE 4 below.

            "MERGER" has the meaning set forth in SECTION 2.1 below.

            "MERGER DOCUMENTS" has the meaning set forth in SECTION 2.2 below.

            "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

            "MOST RECENT FINANCIAL STATEMENTS" means the Financial Statements for and as of the Most Recent Fiscal Year End.

            "MOST RECENT FISCAL YEAR END" has the meaning set forth in SECTION
4.5 below.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

            "NEW BUYER OPTIONS" has the meaning set forth in SECTION 2.7(B) below.

            "NEWCO" has the meaning set forth in the preamble to this Agreement.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

            "PARTY" has the meaning set forth in the preamble to this agreement.

            "PBCL" has the meaning set forth in SECTION 2.1.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.
                                      -8-
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            "PURCHASE PRICE" and "PURCHASE PRICE PER SHARE" have the meaning set forth in SECTION 2.8(A) below.

            "PWC" shall mean Pricewaterhouse Coopers, LLP, Buyer's independent accountants.

            "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in
SECTION 6.9 below.

            "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

            "REQUIRED CONSENTS SCHEDULE" has the meaning set forth in SECTION 7.1(C).

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

            "SELLERS" has the meaning set forth in the preamble to this Agreement.

            "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "SURVIVING CORPORATION" has the meaning set forth in SECTION 2.1 below.

            "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "TAX RETURN" means any federal, foreign, state and local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRISPAN" has the meaning set forth in the preamble to this Agreement.

            "TRISPAN'S BUSINESS" means the business of implementation and consulting services related to electronic commerce, including without limitation web design, web enabling ERP software and other aspects of Internet integration and implementation services for sophisticated customers.

            "TRISPAN COMMON STOCK" means the common stock, par value $.01 per share, of triSpan.

            "TRISPAN OPTIONS" means all the option and other agreements between triSpan and the triSpan Optionholders listed on the EQUITY ALLOCATION SCHEDULE hereto related to the issuance of shares of triSpan Common Stock pursuant to options to acquire triSpan Common Stock existing as of the Closing Date, whether same are vested or unvested in the holder of such triSpan Option as of the Effective Time.

            "TRISPAN SHARES" means all outstanding shares of triSpan Common
Stock.

            "UNVESTED TRISPAN OPTIONHOLDERS" means the holders of unvested options for the purchase of an aggregate of 264,490 shares of triSpan Common Stock, as such holders are listed on the EQUITY ALLOCATION SCHEDULE hereto.

            "UNVESTED TRISPAN OPTIONS" means all outstanding but unvested options for the purchase of triSpan Common Stock.

            "VESTED TRISPAN OPTIONHOLDERS" means the holders (including Dennis McGrath and Mike Green) of vested options for the purchase of an aggregate of 411,464 shares of triSpan Common Stock existing as of the Closing Date, as such holders are listed on the EQUITY ALLOCATION SCHEDULE hereto.

            "VESTED TRISPAN OPTIONS" means all outstanding and vested options for the purchase of triSpan Common Stock.

                                    ARTICLE 2
                                   THE MERGER
II.   THE MERGER.

            A. THE MERGER. At the Effective Time (as defined below), triSpan shall be merged with and into Newco (the "MERGER"), and the separate existence of triSpan shall thereupon cease, and the name of Newco, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall by virtue of the Merger be changed to "triSpan Inc.," and the Surviving Corporation shall operate as "triSpan Inc." in the State of Delaware. The Merger shall have the effects set forth in the Delaware General Corporation Law (collectively, the "DGCL") and the Pennsylvania Business Corporation Law (collectively the "PBCL").

            B. EFFECTIVE TIME OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will file with the Secretaries of the State of Delaware and the Commonwealth of Pennsylvania a certificate of merger or ownership and other documents (the "MERGER DOCUMENTS"), in such respective forms as required by, and executed in accordance with, the relevant provisions of the DGCL and the PBCL in order to effect the Merger. The Merger shall become effective at such time as the Merger Documents shall have been accepted for filing with the Secretaries of State of the State of Delaware and the Commonwealth of Pennsylvania or such other times and dates as the parties shall agree should be specified in the Merger Documents (the "EFFECTIVE TIME").

            C. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Newco in effect at the time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, as provided thereunder and in the DGCL.

            D. BYLAWS. The Bylaws of Newco in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Certificate of Incorporation and the DGCL.

            E. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

            1. The sole director of Newco at the Effective Time, who shall be Ted A. Fernandez, shall be the sole director of the Surviving Corporation and shall hold office from the Effective Time until his respective successor is duly elected or appointed and qualify in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or as otherwise provided by law.

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
            2. The officers of Newco at the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            F. EFFECT OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Constituent Corporations (including without limitation any existing employment agreements between triSpan and any of the Key Employees which are not superseded by an executed Compliance Agreement between such Key Employee and Buyer in accordance with SECTION 7.1(G) below), shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation. The purpose of the Surviving Corporation shall be the purposes of triSpan immediately prior to the Merger. The total number of shares that the Surviving Corporation is authorized to issue shall be 1,000 shares of Common Stock, $0.01 par value per share.

            G. CONVERSION OF TRISPAN SHARES AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of the Sellers (except as indicated below):

            1. Each triSpan Share issued and outstanding immediately prior to the Effective Time (but other than triSpan Shares as to which the holders thereof shall have properly exercised appraisal rights under the DGCL, if any) shall be converted into the right to receive in Buyer's Shares the Purchase Price Per Share (as hereinafter defined), as same is set forth in
      SECTION 2.8(B) below.

            2. Each Vested triSpan Option that has vested in the holder thereof prior to the Effective Time and each Unvested triSpan Option shall be converted into the right to receive options to purchase Buyer's Shares pursuant to an arrangement on terms equivalent to such holders' current option arrangement (including the vesting schedule) as set forth in the form of Option Agreement for Buyer's Shares attached hereto as EXHIBIT F ("NEW BUYER Options"), and as reflected in the final EQUITY ALLOCATION SCHEDULE. The Parties shall utilize the methodology set forth in SECTION
      6.10 below to determine the number and exercise price of any such New Buyer Options.

            3. Each triSpan Share held in the treasury of triSpan immediately prior to the Effective Time shall be canceled and retired and cease to exist.

            4. No interest, dividends or other distributions shall be payable upon the surrender of certificates that represented triSpan Shares at the Effective Time.

            H. PURCHASE PRICE.

            1. The purchase price per share for each triSpan Share shall be $8.60, payable in Buyer's Shares at the rate of .3108901 Buyer Shares for each triSpan Share (the "PURCHASE PRICE PER SHARE"). For purposes of this Agreement, the aggregate Purchase Price Per Share paid or payable hereunder to the holders of the triSpan Shares shall be referred to as the "PURCHASE PRICE"; PROVIDED, HOWEVER, that the number of Buyer Shares issued to each of the Sellers in the aggregate shall be rounded to the nearest whole number.

            2. At Closing, the Purchase Price shall be payable to the holders of triSpan Shares in Buyer's Shares as follows:

            A. PAYMENT OF PURCHASE PRICE TO TRISPAN SHAREHOLDERS. The holders of triSpan Shares shall each receive for their triSpan Shares their pro-rata share (based on their share of the Aggregate triSpan Equity) of 95% of the Purchase Price;

            B. PAYMENT OF TRISPAN PURCHASE PRICE TO ESCROW ACCOUNT. Five percent (5%) of the Purchase Price payable to the Sellers described in SUBPARAGRAPH (I) above, shall be delivered to First Union National Bank as escrow agent (the "ESCROW AGENT") for deposit into an escrow account pursuant to SECTION 2.12 to secure the obligations set forth in the Escrow Agreement.

            3. At the Closing, Newco (as the Surviving Corporation in the Merger) will pay in cash by wire transfer of funds to such accounts as specified in SECTION 2.8(D) of the Disclosure Schedule, such amounts as are necessary in order to satisfy and discharge certain Funded Indebtedness set forth thereon and owed by triSpan.

            I. RESERVED.

            J. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Hogan & Hartson L.L.P. in Washington, D.C., commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as the Buyer and the Sellers may mutually determine (the "CLOSING DATE"); PROVIDED, HOWEVER, unless an extension is operable under the terms of ARTICLE 9 below, the Closing Date is anticipated to occur no later than March 1, 1999.

            K. DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will satisfy such conditions and deliver to the Buyer the various certificates, instruments, and documents referred to in SECTION 7.1 below, (ii) the Buyer will satisfy such conditions and deliver to the Sellers the various certificates, instruments, and documents referred to in SECTION 7.2 below.

            L. ESCROW ARRANGEMENTS. Pursuant to the terms and conditions of the Escrow Agreement, five percent (5%) of the Purchase Price payable to each of the holders of triSpan Shares, shall be held by the Escrow Agent in escrow pursuant to the Escrow Agreement (collectively, such Buyer's Shares and New Buyer Options shall be referred to as the "ESCROWED PORTION OF THE PURCHASE PRICE"); PROVIDED, HOWEVER, that the value of any Buyer Shares held in escrow shall for such purposes continue to be valued at the Fair Market Price at Closing. The Escrowed Portion of the Purchase Price shall be held pursuant to the terms of the Escrow Agreement to secure Sellers' obligations to satisfy any amounts owing by the Sellers to Buyer under the indemnification provisions of ARTICLE 8 below. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "ESCROW PERIOD"), any remaining portion of the Escrowed Portion of the Purchase Price not theretofore delivered to Buyer in accordance with the terms of the Escrow Agreement or subject to a pending claim under the Escrow Agreement and this Agreement or otherwise pledged to Buyer shall be disbursed to the Sellers; PROVIDED, HOWEVER, that such escrowed shares shall be released no later than as may be required (based on advice from AA and PWC) under the applicable pooling rules. The Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrowed Portion of the Purchase Price to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

III.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

A. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers, severally, and not jointly, represents and warrants to the Buyer as to himself or itself and the triSpan Shares that he or it owns, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this SECTION 3.1), and except as set forth in ANNEX I attached hereto, as follows, it being understood that ANNEX I may be updated one or more times prior to the Closing Date and that any updates shall be delivered at or before the Closing:

            1. AUTHORIZATION OF TRANSACTION. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder, and this Agreement has been duly executed and delivered by such Sellers. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally or noncompetition arrangements, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the terms of CLAUSE (I) and CLAUSE (II) are sometimes collectively referred to as the "EQUITABLE EXCEPTIONS"). The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in ARTICLE 2 or ARTICLE 7 of this Agreement).

            2. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby by any such Seller, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which such Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

            3. BROKER'S FEES. triSpan and/or the Sellers are obligated upon consummation of the Merger to pay a fee to Salomon Smith Barney, Inc., which has acted as Sellers' and triSpan's financial advisor in connection therewith. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            4. INVESTMENT. The Sellers are not acquiring Buyer's Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            5. TRISPAN SHARES. Each Seller holds of record and owns beneficially the number of triSpan Shares set forth next to his or its name in the EQUITY ALLOCATION

      SCHEDULE, and, except as set forth in ANNEX I, such triSpan Shares are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. Except as set forth in ANNEX I, the Sellers are not a party to (or have otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of triSpan (other than this Agreement). The Sellers are not a party to (or have otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of triSpan (including without limitation that certain Stockholder's Agreement dated June 26, 1998, as amended).

B. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO. The Buyer and Newco represent and warrant to the Sellers that the statements contained in this
SECTION 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this SECTION 3.2), except as set forth in ANNEX II attached hereto.

            1. ORGANIZATION OF THE BUYER AND NEWCO. Each of the Buyer and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has delivered to Sellers correct and complete copies of the charter and bylaws of Buyer and Newco (as amended to date). Neither Buyer nor Newco is in default under or in violation of its charter or bylaws.

            2. AUTHORIZATION OF TRANSACTION. Each of the Buyer and Newco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder, and this Agreement has been duly executed and delivered by the Buyer and Newco. This Agreement constitutes the valid and legally binding obligation of the Buyer and Newco, enforceable in accordance with its terms and conditions except for the Equitable Exceptions. Neither the Buyer nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement (other than as provided for in ARTICLE 2 of this Agreement).

            3. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Buyer or Newco, nor the consummation of the transactions contemplated hereby by the Buyer or Newco, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or Newco is a party or by which it is bound or to which any of its assets is subject.

            4. BROKERS' FEES. Neither Newco nor the Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

            5. INVESTMENT. Neither Newco nor the Buyer is acquiring triSpan Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            6. FILINGS WITH THE SEC. Buyer has made all filings with the SEC that it has been required to under the Securities Act and the Securities Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            7. CAPITALIZATION. The entire authorized capital stock of the Buyer consists of (i) 125,000,000 Buyer Shares, of which 34,009,164 Buyer Shares are issued and outstanding and zero (0) Buyer Shares are held in treasury, and (ii) 1,250,000 shares of preferred stock, of which zero (0) shares are issued and outstanding. All of the Buyer Shares to be issued in the Merger including any New Buyer Options have been duly authorized and reserved for, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. None of the Buyer's Shares issued to the Sellers will have been issued in violation of the preemptive rights of any past or present stockholder, whether contractual or statutory.

            8. FINANCIAL STATEMENTS. Attached hereto as EXHIBIT H are the following financial statements of the Buyer (collectively, the "BUYER FINANCIAL STATEMENTS"): audited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, 1996 and 1997 and an unaudited consolidated balance sheet and statement of income as of and for the year ended December 31, 1998 (the "BUYER MOST RECENT FISCAL YEAR END") for the Buyer. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Buyer as of such dates, subject, in the case of the Buyer's Most Recent Fiscal Year End Financial Statements, to normal adjustments upon audit.

            9. UNDISCLOSED LIABILITIES. The Buyer does not have any Material Liability which would be required by GAAP to be disclosed on the Buyer's financial statements, except for (i) Liabilities set forth on the face of the Buyer's Most Recent Fiscal Year End Balance Sheet, and (ii) Liabilities that have arisen after the Buyer's Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

            10. TAX-RELATED MATTERS

                  a. Following the Merger, Newco will hold at least 90% of the fair market value of triSpan's net assets (if any) held by triSpan immediately prior thereto and at least 70% of the fair market value of triSpan's gross assets (if any) held immediately prior to the Merger. For purposes of this representation, amounts paid to dissenters, amounts used to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) will be included as assets of triSpan immediately prior to the Merger.

                  b. Prior to the Merger, Buyer will be in control of Newco
            within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended ("IRC").

                  c. Buyer has no plan or intention to cause Newco to issue
            additional shares of its stock that would result in Buyer losing control of Newco within the meaning of IRC Section 368(c).

                  d. Buyer has no plan or intention to reacquire any of its
            stock issued in the Merger.

                  e. Buyer has no plan or intention to liquidate Newco, to merge
            Newco with or into another corporation, to sell or otherwise dispose of the stock of Newco, or to cause Newco to sell or otherwise dispose of any of the assets of triSpan acquired in the Merger, except for transfers made in the ordinary course of business or transfers described in IRC Section 368(a)(2)(c).

                  f. Following the Merger, Newco will continue triSpan's
            historic business or use a significant portion of triSpan's historic business assets in a business.

                  g. Buyer and Newco will pay their respective expenses, if any, incurred in connection with the Merger.

                  h. There is no intercorporate indebtedness existing between
            Buyer and triSpan or Newco that was issued, acquired, or will be settled at a discount.

                  i. Neither Buyer nor Newco is an "investment company" as
            defined in IRC Section 368(a)(2)(F)(iii) and (iv).

            11. NO MATERIAL ADVERSE EFFECT. Since the Buyer's Most Recent Fiscal Year End, there has been no Material adverse effect upon the Buyer's financial condition.

            12. AVAILABILITY OF FUNDS. The Buyer has cash available or irrevocable commitments from financial institutions to enable it to consummate the transactions contemplated by this Agreement, including its ability to discharge the Funded Indebtedness.

            13. NO LITIGATION. Buyer is not subject to any unsatisfied Material judgment, order, decree, stipulation, injunction or charge, and Buyer is not a party to nor, to the Knowledge of Buyer, is Buyer threatened to be made a party to any Material charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or before any arbitrator.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES CONCERNING TRISPAN

      Subject to the provisions set forth in SECTION 8.2(A) below in respect of such Parties' indemnification obligations, triSpan and the Sellers (as applicable) represent and warrant to the Buyer that, subject to the specific qualifications and limitations set forth herein, the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule may be updated one or more times prior to the Closing Date. Any updated Disclosure Schedule shall be delivered at or before the Closing. In the event any such updated Disclosure
Schedule indicates a Material adverse change from information previously provided to the Buyer, Buyer shall be entitled to terminate this Agreement (without any liability whatsoever to triSpan) by written notice delivered to triSpan following receipt of such updated Disclosure Schedule. An event or matter that causes any representation or warranty contained in this Section to be inaccurate, incorrect or false will not be deemed to be "MATERIAL," to have a "MATERIAL" change in or in respect of, to have a "MATERIAL" adverse effect or to be "MATERIALLY" affected unless the loss that may reasonably be expected to occur to triSpan with respect to such event or matter, when taken together with all other related losses that may reasonably be expected to occur to triSpan as a result of any such events or matters, would exceed $75,000 in the aggregate or unless such event or matter constitutes a criminal violation of law. For purposes of this paragraph, the word "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred, or reasonably likely to be paid or incurred, or diminutions in value or reductions in benefits or rights of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are reasonably likely to occur, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any reasonable legal or other expenses reasonably expected to be incurred in connection with defending any demands, claims, actions or causes of action that, if adversely determined, could reasonably be expected to result in losses, and all amounts paid in settlement of claims or actions; PROVIDED, HOWEVER, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds or any increases in insurance premiums as a direct result thereof). A Customer Contract or Agreement is "MATERIAL" if during either calendar year 1998 or 1999, such Customer Contract or Agreement produced or is expected to produce $200,000 of revenues. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, as the context requires. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs or sections corresponding to the lettered and numbered sections contained in this ARTICLE 4.

            A. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. triSpan is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Except as disclosed in SECTION
4.1 of the Disclosure Schedule, triSpan is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not have a Material adverse effect on triSpan. triSpan has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. SECTION 4.1 of the Disclosure Schedule lists the directors and officers of triSpan. triSpan has delivered to the Buyer correct and complete copies of the charter and bylaws of triSpan (as amended to date). triSpan is not in default under or in violation of any provision of its charter or bylaws.

            B. CAPITALIZATION. The entire authorized capital stock of triSpan consists of 100,000,000 shares of triSpan Common Stock, of which (A) 2,265,529 are issued and outstanding, (B) 453,992 are subject to issuance pursuant to the Vested triSpan Options, (C) 264,490 are subject to issuance pursuant to Unvested triSpan Options, and (D) 400,000 are reserved for issuance pursuant to future option grants. All of the issued and outstanding triSpan Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by those Sellers as set forth in the EQUITY ALLOCATION SCHEDULE. All of the Vested triSpan Options are duly authorized and validly issued and are held of record by those Sellers and other holders as set forth in the EQUITY ALLOCATION SCHEDULE. Except as set forth in the EQUITY ALLOCATION SCHEDULE or
SECTION 4.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which triSpan is a party or which are binding upon triSpan providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth in SECTION 4.2 of the Disclosure

Schedule, there are no (x) outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to triSpan, or (y) voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of triSpan.

            C. NONCONTRAVENTION. Except as set forth in SECTION 4.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which triSpan is subject or any provision of the charter or bylaws of triSpan, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which triSpan is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material adverse effect on triSpan or on the ability of the Parties to consummate the transactions contemplated by this Agreement. triSpan does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a Material adverse effect on triSpan or on the ability of the parties to consummate the transactions contemplated by this Agreement.

            D. SUBSIDIARIES. Except as set forth in SECTION 4.4 of the Disclosure Schedule, triSpan has no Subsidiaries.

            E. FINANCIAL STATEMENTS. Attached hereto as EXHIBIT C are the following triSpan financial statements (collectively, the "FINANCIAL STATEMENTS"): audited balance sheet and statement of income, changes in stockholder's equity, and cash flow as of and for the fiscal years ended December 31, 1995, 1996 and 1997 and an unaudited consolidated balance sheet and statement of income as of and for the twelve month period ended December 31, 1998 (the "MOST RECENT FISCAL YEAR END") for triSpan. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all Material respects the financial condition of triSpan as of such dates, subject, in the case of the Most Recent Fiscal Year End Financial Statements, to normal adjustments upon audit and lack of footnotes and other presentation items.

            F. EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, except as set forth on the Disclosure Schedule, there has not been any Material adverse change in the financial condition of triSpan. Without limiting the generality of the foregoing since the Most Recent Fiscal Year End, except as set forth on the Disclosure Schedule:

            1. triSpan has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            2. triSpan has not entered into any Material contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) outside the Ordinary Course of Business;

            3. triSpan has not accelerated, terminated, modified, or canceled any Material contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) to which triSpan is a party or by which it is bound other than in the Ordinary Course of Business;

            4. no party has notified triSpan of any acceleration, termination, modification or cancellation of any outstanding Customer Contract or any other Material contract, agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses), other than in the Ordinary Course of Business;

            5. triSpan has not imposed any Security Interest upon any of its assets, tangible or intangible;

            6. triSpan has not made any capital expenditure (or series of related capital expenditures) involving more than $75,000 in the aggregate, or outside the Ordinary Course of Business;

            7. triSpan has not made any capital investment in, any loan to, or any acquisition of, the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $75,000 in the aggregate;

            8. triSpan has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) involving more than $75,000 individually or in the aggregate or outside the Ordinary Course of Business;

            9. triSpan has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the Ordinary Course of Business;

            10. there has been no change made or authorized in the charter or bylaws of triSpan, other than in connection with this Agreement and the transactions contemplated hereby;

            11. triSpan has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

            12. triSpan has not declared, set aside, or paid any dividend or distribution with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

            13. triSpan has not made any consulting or other payment to the Sellers;

            14. triSpan has not experienced any damage, destruction or loss involving more than $75,000 (whether or not covered by insurance) to its property;

            15. triSpan has not made any loan to, or entered into any other transaction with, any of its officers, directors or employees (who are not Sellers) outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

            16. triSpan has not made any loan to, or entered into any other transaction with, the Sellers other than in the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of such person against it;

            17. triSpan has not entered into any employment contract or collective bargaining agreement, written or oral, or modified in any material respect the terms of any existing such contract or agreement with any of its full-time staff employees;

            18. triSpan has not granted an increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers and employees (other than the Sellers);

            19. triSpan has not granted an increase in the base compensation, nor has triSpan made any payments or promises or commitments to pay to the Sellers to make any other payments (other than salary and reimbursement of customary expenses) to the Sellers, including without limitation, bonuses;

            20. triSpan has not adopted any (i) bonus, (ii) profit-sharing,
      (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life, or other insurance, (vii) severance, or (viii) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment;

            21. triSpan has not made any other economic change in employment terms for any of its directors, officers, and full-time staff employees;

            22. triSpan has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            23. triSpan has not entered into any agreement committing to any of the foregoing.

            G. UNDISCLOSED LIABILITIES. To triSpan's Knowledge, except as set forth in SECTION 4.7 of the Disclosure Schedule hereto, triSpan does not have any Liability that is individually or in the aggregate in excess of $75,000 or which would be required by GAAP to be disclosed on triSpan's financial statements except for (i) Liabilities set forth on the face of the Most Recent Fiscal Year End Balance Sheet, (ii) Liabilities described in SECTION 4.7 of the Disclosure Schedule, and (iii) Liabilities that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

            H. TAX MATTERS. Except as set forth in SECTION 4.8 of the Disclosure Schedule,

            1. triSpan has filed all Material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all Material respects. All Taxes owed by triSpan (whether or not shown on any Tax Return) based on operations through the Most Recent Fiscal Year End have been paid or accrued on the Most Recent Fiscal Year End Balance Sheet. triSpan currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made since December 22, 1992 by any taxing authority in a jurisdiction where triSpan does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of triSpan that arose in connection with any failure (or alleged failure) to pay any Tax.

            2. triSpan has withheld and paid all Material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and triSpan has properly reflected the status of all employees and independent contractors in connection therewith, as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

            3. Neither Sellers nor any of the officers (or employees responsible for Tax matters) of triSpan have received any notice that any taxing authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of triSpan either (i) claimed or raised by any authority in writing or (ii) as to which the Sellers or the officers of triSpan or employees responsible for Tax matters of triSpan have Knowledge based upon personal contact with any agent of such authority. SECTION 4.8 of the Disclosure Schedule lists those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. triSpan has made available to the Buyer correct and complete copies of all federal Income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by triSpan since December 31, 1992.

            4. triSpan is not currently the beneficiary of a waiver of any statute of limitations in respect of Taxes and has not agreed to any extension of time with respect to a Tax assessment or deficiency for any period for which the statute of limitations remains open.

            5. triSpan has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. triSpan has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible to triSpan under Code Sec. 280G. triSpan has not been a U.S. real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). triSpan is not a party to any Tax allocation or sharing agreement. triSpan has never been (nor has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group filing a consolidated federal Income Tax Return and has never incurred any Liability for the Taxes of any Person under Treas. Reg.ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, during any part of any consolidated return year within any part of which consolidated return year any corporation other than triSpan also was a member of the Affiliated Group.

            6. The unpaid Taxes of triSpan through the Most Recent Fiscal Year End do not exceed by any Material amount the reserve for Tax Liability set forth on the face of the Most Recent Fiscal Year End Balance Sheet.

            7. triSpan has made a valid election under Section 1362 of the Code to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after December 22, 1992, and no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in Section 1362(d) of the Code) since such time, other than as contemplated on the day prior to the Closing Date.

            8. triSpan will not be required to include any Material amount in taxable income or exclude any Material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) entered into on or prior to the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (iv) as a result of any prepaid amount received on or prior to the Closing Date.

            I. TANGIBLE ASSETS. triSpan owns or leases substantially all material tangible assets necessary for the conduct of triSpan's Business as presently conducted. To triSpan's Knowledge, each such tangible asset is free from Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

            J. OWNED REAL PROPERTY. triSpan does not own, nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in SECTION 4.10 of the Disclosure Schedule, and the leasehold improvements relating to the same), nor does triSpan have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in SECTION 4.10 of the Disclosure Schedule)

            K. INTELLECTUAL PROPERTY.

            1. Attached hereto as SECTION 4.11 of the Disclosure Schedule is a list and brief description of all patented or registered Intellectual Property, applications for patents or registration of other Intellectual Property and material unregistered Intellectual Property owned or utilized by triSpan. triSpan has furnished Buyer with copies of all material license agreements to which triSpan is a party, either as licenser or licensee, with respect to any Intellectual Property. Except as set forth in Section 4.11 of the Disclosure Schedule, triSpan has good title to or the right to use all the Intellectual Property necessary for the conduct of the triSpan' Business, in its business as presently conducted without the payment of any royalty or similar payment, and to triSpan's and Sellers' Knowledge, triSpan is not infringing on any Intellectual Property right of others, and none of the Sellers nor triSpan has Knowledge of any infringement by others of any such rights owned by triSpan.

            2. All licenses set forth in SECTION 4.11 of the Disclosure Schedule are valid and binding obligations of triSpan, and to the Knowledge of the Sellers and triSpan, of the other parties thereto, and to the Knowledge of the Sellers and triSpan, are enforceable against the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. triSpan owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of triSpan as presently conducted.

            3. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Intellectual Property have executed the nondisclosure agreements listed in SECTION 4.11 of the Disclosure Schedule.

            4. With respect to each item of Intellectual Property owned by triSpan and listed in SECTION 4.11 of the Disclosure Schedule: (A) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; (B) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers and triSpan, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and
      (C) triSpan has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            L. REAL PROPERTY LEASES. SECTION 4.12 of the Disclosure Schedule lists and describes briefly all Material real property leased or subleased to triSpan. triSpan has delivered to the Buyer correct and complete copies of the leases and subleases listed in SECTION 4.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in SECTION 4.12 of the Disclosure Schedule:

            1. the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, subject to the Equitable Exceptions;

            2. triSpan is not and, to the Knowledge of the Sellers and triSpan, no other party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

            3. triSpan has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

            M. CONTRACTS. SECTION 4.13 of the Disclosure Schedule lists the following contracts or agreements, (including without limitation Customer Contracts or Agreements) and other written arrangements to which triSpan is a party:

            1. any written agreement (or group of related written agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $75,000 per annum;

            2. any written agreement (or group of related written agreements) for the furnishing or receipt of services that triSpan reasonably projects will involve more than the sum of $75,000 per annum or $150,000 over the life of such agreement;

            3. any written agreement concerning a partnership or joint venture;

            4. any written agreement (or group of related written agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $75,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

            5. any written arrangement requiring confidentiality or noncompetition other than agreements with customers, employees or subcontractors in the Ordinary Course of Business;

            6. any written arrangement with any of its directors, officers, or employees, or any of its Affiliates other than standard contracts for service as employees or subcontractors in the Ordinary Course of Business; and

            7. any other written arrangement (or group of related written arrangements) either involving more than $75,000 per annum or not entered into in the Ordinary Course of Business.

      triSpan has delivered to the Buyer a correct and complete copy of each written arrangement listed in SECTION 4.13 of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed that is
Material: (A) such written arrangement is legal, valid, binding, enforceable, and in full force and effect, subject to the Equitable Exceptions; (B) except as set forth in SECTION 4.13 of the Disclosure Schedule, such written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, subject to the Equitable Exceptions, (C) triSpan is not, nor to the Knowledge of the Sellers and triSpan is any other party, in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under such written arrangement; and
(D) triSpan has not, nor to the Knowledge of the Sellers and triSpan has any other party, repudiated any provision of such written arrangement. To triSpan's Knowledge, triSpan is not a party to any oral contract, agreement, or other arrangement that, if reduced to written form, would be required to be listed in
SECTION 4.13 of the Disclosure Schedule under the terms of this SECTION 4.13. To triSpan's and the Sellers' Knowledge (based on current belief and circumstances), no unfilled Customer Contract or Agreement obligating triSpan to perform services will result in a loss to triSpan upon completion of performance in excess of the reserves set forth on Sellers' Most Recent Year End Balance Sheet. Except as set forth in SECTION 4.13 of the Disclosure Schedule, triSpan has not been notified that any of its customers intends either to dispute charges under or to terminate early a Material Customer Contract or Agreement.

            N. POWERS OF ATTORNEY. To triSpan's and Sellers' Knowledge, there are no outstanding powers of attorney executed on behalf of triSpan.

            O. INSURANCE. SECTION 4.15 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which triSpan has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

            1. the name, address and telephone number of the agent;

            2. the name of the insurer, the name of the policyholder, and the name of each covered insured;

            3. the policy number and the period of coverage;

            4. the scope (including an indication of whether the coverage was on a claims-made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            5. a description of any retroactive premium adjustments or other loss sharing arrangements.

      With respect to each such insurance policy: (i) the policy is legal, valid, binding, and enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately following the Closing Date; (iii) triSpan is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (iv) triSpan has not and to the Knowledge of the Sellers and triSpan, no other party to the policy has repudiated any provision thereof. Except as set forth in SECTION 4.15 of the Disclosure Schedule, triSpan currently has no and has never had any self-insurance arrangements.

            P. LITIGATION. SECTION 4.16 of the Disclosure Schedule sets forth each instance in which triSpan (i) is subject to any unsatisfied Material judgment, order, decree, stipulation, injunction, or charge, or (ii) is a party or, to the Knowledge of the Sellers and triSpan, is threatened to be made a party to any Material charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator. Except as specifically described in SECTION 4.16 of the Disclosure Schedule, no matter listed thereon could reasonably be expected, individually, to result in a Material adverse effect to triSpan.

            Q. EMPLOYEES. Except as set forth on SECTION 4.17 of the Disclosure Schedule, to triSpan's and the Sellers' Knowledge, no billable employee or any full time group of employees has any plans to terminate employment with triSpan. triSpan is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, except where such strikes, grievances, claims or disputes would not have a Material adverse effect on triSpan. To triSpan's Knowledge, triSpan has not committed any unfair labor practices. There are no organizational efforts presently being made or, to the Knowledge of the Sellers and triSpan, threatened by or on behalf of any labor union with respect to employees of triSpan.

            R. EMPLOYEE BENEFITS. SECTION 4.18 of the Disclosure Schedule lists all Employee Benefit Plans that triSpan maintains or to which triSpan contributes for the benefit of any current or former employee of triSpan.

            1. To triSpan's Knowledge, each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all Material respects with the applicable requirements of ERISA and the Code.

            2. To triSpan's Knowledge, all required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions), have been filed or distributed appropriately with respect to each Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met in all Material respects with respect to each Employee Welfare Benefit Plan.

            3. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of triSpan. All premiums or other payments that are due for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

            4. Each Employee Benefit Plan that is an Employee Pension Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Sec. 401(a) and has received a currently valid and favorable determination letter from the Internal Revenue Service, and to triSpan's Knowledge, nothing has occurred since the receipt of such letter that would affect the tax qualified status of each such Employee Pension Benefit Plan.

            5. The market value of assets under each Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on an accumulated benefit obligation basis) as of the last day of the most recent plan year. No Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Sellers and triSpan, threatened.

            6. To triSpan's Knowledge, (i) there have been no Prohibited Transactions with respect to any Employee Benefit Plan, (ii) no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans, (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers and triSpan, threatened and (iv) neither the Sellers nor triSpan has any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

            7. triSpan has delivered or made available to the Buyer correct and complete copies of (A) the plan documents and summary plan descriptions,
      (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements that implement each Employee Benefit Plan.

      triSpan does not contribute to, has never contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. triSpan has not incurred, and neither the Sellers nor any of the directors or the officers (or employees with responsibility for litigation matters) of triSpan has any reason to expect that triSpan will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that triSpan and the Controlled Group of Corporations that includes triSpan maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute. triSpan does not maintain, nor has it ever maintained or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

            S. GUARANTIES. triSpan is not a guarantor, nor is it otherwise liable, for any Liability or obligation (including indebtedness) of any other person.

            T. ENVIRONMENT, HEALTH, AND SAFETY.

            1. To triSpan's Knowledge, (i) triSpan and its Affiliates have complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, except for such noncompliance as would not have a Material adverse effect on triSpan, and (ii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against triSpan, the subject of which would have a Material adverse effect on the financial condition of triSpan.

            2. To triSpan's Knowledge, triSpan has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against triSpan giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

            3. To triSpan's Knowledge, triSpan does not have any Material Liability (and triSpan has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against triSpan giving rise to any Liability) for any illness of or personal injury to any employee.

            4. To triSpan's Knowledge, triSpan has obtained and been in compliance in all Material respects with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied in all Material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            U. LEGAL COMPLIANCE. Except as it would not, individually or in the aggregate, have a Material adverse effect on the financial condition of triSpan, to triSpan's Knowledge,:

            1. triSpan has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against triSpan that is currently pending and alleges any failure to comply with any such law or regulation.

            2. triSpan has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor (including but not limited to the engagement of independent contractors under the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder), employee civil rights, hiring of engaging non-United States citizens, and equal employment opportunities.

            3. triSpan has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

            4. triSpan has not:

                  a. made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                  b. established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason;

                  c. made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office in excess of $500;

            5. triSpan has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder); or

            6. triSpan has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

V. CERTAIN BUSINESS RELATIONSHIPS WITH TRISPAN. Except as set forth in SECTION
4.22 of the Disclosure Schedule, neither the Sellers nor its Affiliates have been involved in any Material business arrangement or relationship with triSpan within the past twelve (12) months other than service relationships in the Ordinary Course of Business, and neither the Sellers nor its Affiliates own any Material property or right, tangible or intangible, that is used in triSpan's Business.

            W. BROKERS' FEES. Except for the fee owed on consummation of the Merger to Salomon Smith Barney, Inc., triSpan does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement.

            X. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 AND THIS ARTICLE 4, TRISPAN AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF TRISPAN, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTION 3.1 AND THIS ARTICLE 4, THE BUYER IS PURCHASING TRISPAN SHARES ON AN "AS-IS, WHERE-IS" BASIS.

                                    ARTICLE 5
RESERVED
                                    ARTICLE 6
                              ADDITIONAL COVENANTS

VI.   ADDITIONAL COVENANTS. The Parties further covenant and agree as follows:

            A. GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 8 below). The Sellers and triSpan acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to triSpan (other than the Sellers' personal records or data); PROVIDED, however, that Sellers may retain any copies of the foregoing (or originals, as appropriate, with copies being provided to the Buyer) as shall be necessary to comply with applicable Tax and other laws, regulations and ordinances.

            B. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving triSpan, each of the other Parties will cooperate with him or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE 8 below).

            C. CONFIDENTIALITY. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of three (3) years from the Closing, and except as otherwise permitted hereunder or as may be required by law, deliver promptly to the Buyer or destroy, at the reasonable request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that the Sellers are requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are compelled to disclose any Confidential Information or else stand liable for contempt, then Sellers may disclose the Confidential Information; PROVIDED, HOWEVER, that the Sellers will reasonably cooperate with the Buyer in it obtaining an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

            D. LANDLORDS' CONSENTS. On or before the Closing Date, Sellers shall cause triSpan to use reasonable best efforts to obtain from its landlords (to the extent required under the pertinent premises lease) written consent to the assignment of those leases listed on the REQUIRED CONSENT SCHEDULE leases being assumed by Buyer, which assignments are deemed to have resulted from the transactions contemplated by this Agreement.

            E. ADDITIONAL TAX MATTERS.

                  1. Subject to Buyer's reasonable right to approve same,
            Sellers shall prepare and file (at Sellers' cost and expense) with the appropriate governmental authorities all Income Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date, and Sellers shall remit any Income Taxes due in respect of such Income Tax Returns (but only to the extent such Income Taxes are in excess of the reserve, if any, set forth on the Most Recent Fiscal Year End Balance Sheet). Buyer and Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Income Tax records and information held by the Buyer and/or triSpan to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause triSpan to (A) properly retain and maintain such records for a period of six (6) years from the date the Income Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations as may be extended by law from time to time that applies to the Income Tax Return in question (i.e., including Income Tax Returns for years preceding the year in which the Closing occurs), whichever is later, and (B) allow the Sellers and their agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such aforementioned records as the Sellers may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Sellers' expense. The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other documents from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Income Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  2. The Sellers shall be liable for any Taxes or other costs attributable solely to all Tax Liabilities associated with the conversion from cash to accrual accounting as a result of the transactions contemplated by this Agreement. The Sellers shall also be liable to the Buyer for all Income Taxes imposed on triSpan with respect to any taxable year ended on or before the Closing Date or, with respect to any period beginning before and ending after the Closing Date, for the portions of such period occurring on or before the Closing Date, including without limitation any Income Taxes incurred in connection with any audit by any governmental authority for any such period (or portion thereof); PROVIDED, HOWEVER, that such liability shall be only to the extent such Taxes are in excess of the reserve, if any, for such Tax Liability set forth on the Most Recent Fiscal Year End Balance Sheet.

                  3. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees, and, if required by applicable law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid by the Sellers.

            F. COVENANT NOT TO COMPETE. For a period of two (2) years from and after the Closing Date, John P. Louchheim agrees that he will not, directly or indirectly, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or business competing with the businesses of the Buyer, triSpan or their Affiliates in any country, (ii) request, advise, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Buyer, triSpan or any of their Affiliates (each a "CUSTOMER") to withdraw, curtail, cancel or otherwise cease such Customer's business with the Buyer, triSpan and/or such Affiliate or in any way interfere with the relationship between any such Customer and the Buyer, triSpan and/or any of their Affiliates, (iii) service, canvass, solicit or accept any business from any Customer for the purpose of competing with the Buyer, triSpan or the Affiliates, (iv) disclose to any other person, firm, corporation or other entity, the name or address of any Customer for the purpose of competing with the Buyer, triSpan or any of their Affiliates, (v) solicit for employment or employ any person who is or was employed by triSpan, the Buyer or any of their Affiliates at any time within the one (1) year period immediately preceding such solicitation of employment to leave the employ of the Buyer, triSpan or such Affiliate and/or accept employment with the Sellers or with such Person, firm, association, corporation or other entity, or in any way interfere willfully with the relationship among the Buyer, triSpan or any of their Affiliates and any such person, or (vi) initiate or engage in any discussions regarding an acquisition of, or Sellers' employment (whether as an employee, an independent contractor or otherwise) by, any businesses with which the Buyer, triSpan or any of their Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Buyer, triSpan or such Affiliate upon or within the one (1) year period prior to the date hereof; PROVIDED, HOWEVER, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. In addition to the definition of Affiliate set forth in ARTICLE 1 hereof, for purposes of this SECTION 6.6, "AFFILIATE" with respect to the Buyer shall include, without limitation, any corporation or business entity that either controls or is controlled by the Buyer, The Hackett Group, Inc., Delphi Partners, Inc., Legacy Technology, Inc. or Infinity Technology, Inc. or is controlled by the shareholders that control the Buyer (and for this definition, "CONTROL" means the ownership, either directly or through an unbroken chain of control, of more than fifty percent (50%) of the equity interests or combined voting or management rights in an entity).

            G. REORGANIZATION INTENT. The Parties agree that the Merger is intended to be a tax-free reorganization under SECTION 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code. None of the Parties has taken, shall take or fail to take any action that would jeopardize the qualification of the Merger as such a tax-free reorganization (other than actions contemplated by this Agreement or as may be otherwise legally required).

            H. POOLING TRANSACTION. None of the Sellers or triSpan, nor any of their respective affiliates or representatives, shall take or fail to take any action, which action or failure would jeopardize the treatment of the acquisition of triSpan contemplated herein as a pooling of interests for accounting purposes. Further, the Sellers and triSpan each shall take, or cause to be taken, all reasonable actions necessary in order for the acquisition of triSpan contemplated herein to be treated as a pooling of interests for accounting purposes, including without limitation the Sellers' and triSpan's reasonable actions required to comply with each of the rules set forth on ATTACHMENT A to the February 3, 1999 Letter of Intent among the Parties.

            I. REGISTRATION RIGHTS. Buyer agrees to provide certain piggyback and "shelf" registration rights to the Sellers in respect of all of such Sellers' Buyer's Shares held by the Sellers (the

"REGISTRABLE BUYER SHARES") pursuant to a Registration Rights Agreement in form and substance as set forth in EXHIBIT G attached hereto (the "REGISTRATION RIGHTS AGREEMENT"). All registration rights provided in the Registration Rights Agreement shall (A) provide that the demand or obligation for a "shelf" registration of the Registrable Buyer Shares and the ability of the above-referenced holders of registration rights to sell Buyer's Shares thereunder shall be subject to customary indemnification rights and obligations of the Parties, stand-by, underwriter lockups and "blackout" arrangements in respect of any registration statements of which the Buyer has provided notice to such persons of Buyer's intent to file, (B) be subject to any required consents and priorities of existing Buyer shareholders who hold registration rights, and
(C) include (without limitation) standard underwriter's "carve back" provisions with respect to the "piggyback" provisions therein.

            J. TRISPAN OPTIONS.

                  1. Except as otherwise provided herein, all of triSpan's stock option plans, deferred bonus programs, phantom equity plans and similar plans, arrangements and understandings shall have been terminated with respect to future periods, and all options or other rights under such plans, programs or arrangements, including, without limitation, all triSpan Options shall be exchanged for equivalent securities in the form of New Buyer Options in accordance with SECTIONS 2.7(B) and (C) above and this SECTION 6.10 at the Closing; PROVIDED, HOWEVER, that the proceeds, if any, received from the conversion of Vested triSpan Options into triSpan Shares prior to the Closing shall be retained by triSpan as cash on the Closing Date Balance Sheet and shall not be included in the calculation of cash on hand of triSpan as of the closing date for purposes of calculating the Purchase Price.

                  2. At Closing, Buyer shall be satisfied that those Sellers who are receiving New Buyer Shares are "ACCREDITED INVESTORS," as such term is defined in the Securities Act of 1933, as amended (the "SECURITIES ACT"), or, if any such Seller is not an Accredited Investor, he or she shall have a purchaser's representative appointed for him or her in connection with the issuance of Buyer's Shares or other Buyer securities to him or her hereunder; PROVIDED, HOWEVER, that in no event can there be more than 35 Sellers who are not "ACCREDITED INVESTORS." Such purchaser's representative must, to the satisfaction of Buyer, satisfy the requirements of a purchaser's representative as contemplated under Reg. D promulgated under the Securities Act.

                  3. The holders of Vested triSpan Options and Unvested triSpan
            Options (such person(s) to be referred to individually as a "TRISPAN OPTIONEE" and collectively as the "TRISPAN OPTIONEES") shall be issued, in the aggregate, the "XXX" (as defined below) number of New Buyer Options (pro rata in accordance with their triSpan Options) with a strike price for the New Buyer Options issued to each such triSpan Optionee equal to the product of (A) the "Strike Price Percentage" (as defined herein) of such triSpan Optionee's triSpan Options multiplied by (B) the fair market value strike price for the New Buyer Options equal to the Fair Market Price at Closing of Buyer's Shares; PROVIDED, HOWEVER, the New Buyer Options issued to such triSpan Optionee shall be on equivalent terms and conditions (except as expressly stated herein) as the triSpan Options held by each such triSpan Optionee, including, without limitation, the vesting schedule. For purposes of this SECTION 6.10(D), the following terms shall have the following meanings:

                        a. the "XXX" number of New Buyer Options shall be the
                  number equal to the quotient of:

                              (1) in respect of the Unvested triSpan Options,
                        the product of (x) the total number of Unvested triSpan Options (or 264,490) and (y) the "triSpan Stock FMV Per Share" (as defined herein), divided by the Fair Market Price at Closing of Buyer's Shares; and

                              (2) in respect of the Vested triSpan Options, the
                        product of (x) the total number of Vested triSpan Options (or 565,278) and (y) the "TRISPAN FMV PER SHARE" (as defined herein) divided, by the Fair Market Price at Closing of Buyer's Shares;

                        b. the "STRIKE PRICE PERCENTAGE" shall be equal to the
                  quotient of the strike price of each triSpan Optionee's triSpan Option divided by the "triSpan Stock FMV Per Share"; and

                        c. the "TRISPAN STOCK FMV PER SHARE" shall be $8.60.

PROVIDED, HOWEVER, that each triSpan Optionee shall receive New Buyer Options that have equal "In The Money Value" as they hold in the triSpan Options. The "IN-THE-MONEY VALUE" of the triSpan Options for each triSpan Optionee shall mean the (i) number of shares subject to triSpan Options held by each triSpan Optionee multiplied by (ii) the difference between (A) the triSpan Stock FMV Per Share and (B) the current average strike price of the triSpan Options held by such triSpan Optionee. The "IN-THE-MONEY VALUE" of the New Buyer Options for each Optionee shall mean such Optionee's number of shares subject to his or her New Buyer Options upon the conversion of his or her triSpan Options multiplied by that number which is equal to one (1) minus such triSpan Optionee's Strike Price Percentage, multiplied by the Fair Market Price at Closing of Buyer's Shares.

      The shares underlying any New Buyer Options received in exchange for triSpan Options hereunder shall be registered under Buyer's Form S-8 currently on file.

            K. 401(K) PLAN. triSpan will adopt all necessary corporate resolutions to terminate triSpan's 401(k) Plan, effective as of one day prior to Closing; PROVIDED, HOWEVER, that triSpan shall not make distributions to participants pursuant to such plan termination until triSpan receives a favorable determination letter from the Internal Revenue Service with respect to such termination. Immediately prior to such termination, triSpan will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax qualified status of the 401(k) Plan and (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination. For purposes of this SECTION 6.11, "401(K) PLAN" means a qualified plan under Code Section 401(a), which includes a qualified cash or deferred arrangement, as defined under Section 401(k) of the Code. On or prior to the Closing Date, Buyer or Newco, as appropriate, shall adopt or amend a 401(k) Plan to provide for the participation of triSpan employees in such 401(k) Plan on and after the Closing Date. Buyer agrees to indemnify and hold harmless Sellers with respect to any liabilities which arise as a result of distributions made on or after the Closing Date from triSpan's 401(k) plan.

            L. TRISUB. Buyer and Newco shall not dissolve, liquidate or merge out of existence triSpan's wholly-owned Subsidiary, triSub, Inc., until the earlier of (i) six months from the date of this Agreement, or (ii) the date on which all of triSub, Inc.'s receivables have been collected or written off as uncollectible.

                                    ARTICLE 7
                       CONDITIONS TO OBLIGATIONS TO CLOSE

VII.  CONDITIONS TO OBLIGATIONS TO CLOSE.

            A. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

            1. the representations and warranties set forth in SECTION 3.1 and
      ARTICLE 4 above shall be true and correct in all material respects at and as of the Closing Date;

            2. the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            3. triSpan will have procured those third party consents and given those notices as set forth on the REQUIRED CONSENTS SCHEDULE;

            4. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            5. the Sellers and triSpan shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
      SECTION 7.1(A)-(D) is satisfied in all respects;

            6. the Buyer shall have received from the Sellers an executed Escrow Agreement in the form and substance set forth as EXHIBIT A attached hereto;

            7. the Buyer and triSpan shall have received from the Sellers and from each of the key continuing employees of triSpan listed on ANNEX III (the "KEY EMPLOYEES") an executed Compliance Agreement in the form of EXHIBIT D

            8. in respect of all of triSpan's other employees, triSpan's rights under its existing Confidentiality and Nondisclosure Agreements to Buyer shall be assumed by the Surviving Corporation pursuant to the Merger, and, as indicated on the list of employees attached to SECTION 4.11 of the Disclosure Schedule, at least 80% of triSpan's billable employees have previously executed triSpan's form of Confidentiality and Non-Disclosure Agreement in the form submitted by triSpan and the Sellers to Buyer as triSpan's standard form for same;

            9. the Buyer shall have received the resignations, effective as of the Closing, of each director of triSpan prior to the Closing;

            10. no Material adverse change shall have occurred in triSpan's Business;

            11. such of the Sellers as are receiving Buyer's Shares pursuant to the operation of ARTICLE 2 and SECTION 6.3 shall have executed an Equity Subscription Agreement in the form of EXHIBIT C hereto;

            12. triSpan shall have obtained payoff letters with respect to all Funded Indebtedness in form and substance satisfactory to the Buyer;

            13. all appropriate corporate and shareholder authorizations of triSpan shall have been obtained;

            14. the Buyer and Newco shall have received from the Sellers and triSpan opinions of counsel from Kirkland & Ellis and Stevens & Lee in the form and substance such that, when taken together, such opinions cover such matters as are set forth as EXHIBIT E hereto;

            15. at least ninety-five percent (95%) of all shareholders of triSpan shall have agreed to participate in the Merger without any dissenter's rights exercised;

            16. Buyer shall have received opinions from PWC and AA confirming that the business combinations effected by the Merger pursuant to the terms of this Agreement will qualify for pooling of interests accounting treatment; and

            17. Buyer shall have received evidence in the form of Buyer's instruction letter to its Transfer Agent that the latter shall issue all necessary stock certificates representing all of Sellers' triSpan Shares, endorsed in blank or accompanied by duly executed assignment documents.

      The Buyer may waive any condition specified in this SECTION 7.1 if it executes a writing so stating at or prior to the Closing.

            B. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction or waiver of the following conditions:

            1. the representations and warranties set forth in SECTION 3.2 above shall be true and correct in all Material respects at and as of the Closing Date;

            2. the Buyer shall have performed and complied with all of its covenants hereunder in all Material respects through the Closing;

            3. Buyer will have procured all third party consents needed by Buyer and given all notices required in connection with this Agreement and the transactions contemplated hereby, including without limitation all action necessary in connection with and/or the receipt of any notices to, filings with, and authorizations, consents and approvals of governments, governmental agencies, and third parties;

            4. no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            5. the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in SECTION 7.2(A)-(D) is satisfied in all respects;

            6. Sellers shall have received from the Buyer and Newco an executed Escrow Agreement in the form and substance set forth as EXHIBIT A attached hereto;

            7. the Sellers shall have received a fully executed copy of the Registration Rights Agreement in the form and substance attached hereto as EXHIBIT G;

            8. the Sellers shall have received the certificates evidencing Buyer Shares to be issued pursuant to this Agreement;

            9. the Sellers' Key Employees who have executed a Compliance Agreement in the form and substance attached hereto as EXHIBIT D shall have received from the Buyer an executed Compliance Agreement in the form and substance attached hereto as EXHIBIT D, and Sellers shall be satisfied that the Key Employees will receive from Buyer the initial base salaries set forth in SCHEDULE 7.2(I); and

            10. all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

      The Sellers may waive any condition specified in this SECTION 7.2 if they execute a writing so stating at or prior to the Closing.

                                    ARTICLE 8
                   REMEDIES FOR BREACHES OF THIS AGREEMENT

VIII. REMEDIES FOR BREACHES OF THIS AGREEMENT.

            A. SURVIVAL. All of the representations and warranties contained herein shall survive the Closing hereunder. The representations and warranties of the Parties contained in ARTICLE 3 and ARTICLE 4 shall continue in full force and effect for the shorter of (i) the longest period allowable under the rules related to pooling of interests, which absent a mutual agreement to the contrary based on advice from AA and PWC, shall be for a period of not less than one (1) year thereafter.

            B. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

            1. In the event that either triSpan or the Sellers, as applicable, breach any of their representations, warranties, agreements, and covenants contained herein (other than a breach by Sellers of their individual representations and warranties made in SECTION 3.1 or of any post-Closing covenants of such Sellers, which are addressed in SECTION 8.2(B) below), and provided that the particular representation, warranty, agreement, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Sellers pursuant to SECTION 10.7 below within the applicable survival period, then the Sellers, severally and not jointly (i.e., pro rata in accordance with their respective share of the Sellers' aggregate equity interest in triSpan), agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer due to any such breach by triSpan or the Sellers; PROVIDED, HOWEVER, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty or covenant of triSpan or Sellers in this Agreement (i) until the Buyer has suffered aggregate losses by reason of all such breaches in excess of $150,000 threshold (after which point the Sellers will be obligated only to indemnify the Buyer from and against further such Adverse Consequences), or (ii) in excess of $8,000,000 in the aggregate (after which point Sellers shall have no obligation to indemnify Buyer from and against such further Adverse Consequences).

            2. In the event any Seller breaches any of his or its representations and warranties contained in SECTION 3.1 herein, or any of his or its post-Closing covenants, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against such Seller pursuant to SECTION 10.7 below within the applicable survival period, then such Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach, including without limitation any liability of triSpan or Newco resulting from options that have not been canceled, whether or not such options are disclosed on the Disclosure Schedules.

            3. The Sellers agree to indemnify the Buyer from and against the entirety of any brokerage fees or investment banking commissions due by Sellers or triSpan by reason of the transactions contemplated by this Agreement.

            4. The amount of any liability subject to indemnification under
      ARTICLE 8 shall be adjusted to give credit to the Indemnifying Party for any amounts when and as recovered by the Indemnified Party, with respect to the matter for which the Indemnified Party is being indemnified, under
      (i) insurance policies for the benefit of the Indemnified Party, except to the extent by which the Indemnified Party can demonstrate that the premiums of such policies have increased as a result of such recovery or
      (ii) other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), and the Indemnified Party hereby covenants that it will use its reasonable best efforts to pursue such insurance claims and not release any such collateral sources from any obligations such parties may have (unless the Indemnifying Party has permitted the Indemnified Party to not pursue such insurance claims or to release such collateral sources). In addition, the amount of the indemnification payment required under this ARTICLE 8 on account of any Adverse Consequences shall be calculated by taking into account (i) the present value of any tax benefit that the Indemnified Party will receive as a result suffering any such Adverse Consequence and (ii) the present value of any tax detriment the Indemnified Party will bear as a result of receiving such indemnification payment.

            C. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein (including a breach by the Buyer of its obligations under SECTIONS 5.9, in respect of triSpan's 401(k) plan, or 6.10, in respect of Buyer's obligations to deliver an option arrangement to holders of New Buyer Options on terms equivalent to such holders' current option arrangement), and that the Sellers make a written claim for indemnification against the Buyer pursuant to SECTION 10.7 below within the applicable survival period, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

            D. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter that may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this ARTICLE 8, then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged and materially prejudiced from adequately defending such claim. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense,
(C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without the written consent of the Indemnifying Party, and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying

Party notifies in writing the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof; however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Party(ies) to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or
(ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

            E. EXCLUSIVE REMEDY. The Parties acknowledge and agree that the foregoing indemnification provisions in this ARTICLE 8 shall be the exclusive remedy of the Parties for any breach of the representations, warranties and covenants of the Parties contained in this Agreement.

            F. PAYMENT; GENERAL RIGHT OF OFFSET. In accordance with this SECTION 8.6, the Indemnifying Parties shall promptly pay to the Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Adverse Consequences to which such Indemnified Party may become entitled to by reason of the provisions of ARTICLES 2 or 8 of this Agreement. Notwithstanding the foregoing, in connection with the indemnification of Buyer pursuant to SECTION 8.2, Buyer shall first seek indemnification payments through offset against the Escrowed Portion of the Purchase Price until exhausted and then against the Sellers, severally and not jointly after an indemnification claim has been made therefor, for the amount of any Adverse Consequences or any other payments to which Buyer may become entitled to by reason of the provisions of this Agreement or the Escrow Agreement; PROVIDED, HOWEVER, that the aggregate liability of each Seller hereunder shall not exceed the lesser of (x) such Seller's pro-rata share of $8,000,000 (based on their respective share of the Sellers' aggregate equity interest in triSpan) or (y) the Purchase Price received by him or it; PROVIDED, FURTHER, HOWEVER, that the liability of any Seller under this Agreement shall not exceed a percentage of the aggregate indemnifiable claims equal to his or its pro rata share of such claims; and, PROVIDED, FINALLY, HOWEVER, that Sellers, may, in their sole discretion, deliver Buyer Shares, including unregistered Buyer Shares (valued at the Fair Market Price at Closing of Buyer's Shares), as payment in satisfaction of such liabilities.

            G. ARBITRATION WITH RESPECT TO CERTAIN INDEMNIFICATION MATTERS. AS IT RELATES TO CLAIMS FOR MONEY DAMAGES ONLY, THE PARTIES AGREE TO SUBMIT TO FINAL AND BINDING ARBITRATION, IN ACCORDANCE WITH THESE PROVISIONS, ANY DISPUTED CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT OR ANY DISPUTED INDEMNIFICATION CLAIM MADE PURSUANT TO THIS ARTICLE 8. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING MONETARY DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES HEREIN BY WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN (14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL ARBITRATOR WITHIN FOURTEEN (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF CORPORATE LAW, AND THE PARTIES SHALL ATTEMPT

TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE PLACE IN NEW YORK, NEW YORK, AT A PLACE DESIGNATED BY THE AAA. ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD REGARDLESS OF WHICH PARTY PREVAILS. ANY ARBITRATION AWARDED SHALL BE FINAL AND BINDING AND SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD.
                                    ARTICLE 9
                                    RESERVED

                                   ARTICLE 10
                                  MISCELLANEOUS

X.    MISCELLANEOUS.

            A. PRESS RELEASES AND ANNOUNCEMENTS. Except as may be required by applicable securities laws or stock exchange requirements, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the Buyer and the Sellers, which written approval will not be unreasonably withheld; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

            B. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            C. ENTIRE AGREEMENT. This Agreement (including the documents, including all Exhibits, referred to herein and executed on the date hereof) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof; PROVIDED, HOWEVER, that unless and until the consummation of the purchase and sale transaction contemplated hereunder occurs, the Confidentiality Agreement shall remain in full force and effect.

            D. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that the Buyer or Newco may assign (i) any or all of its rights and interests hereunder to a wholly owned Subsidiary of Buyer (in any or all of which cases the Buyer and Newco nonetheless shall remain liable and responsible for the performance of all of its respective obligations hereunder) or (ii) any or all of its rights under ARTICLE 8 of the Agreement to any lender providing debt financing to the Buyer or its Affiliates; PROVIDED, FURTHER, HOWEVER, that Buyer shall not transfer its obligations to issue Buyer Shares to Sellers and register such Buyer Shares issued to the Sellers.

            E. FACSIMILE/COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

            F. DESCRIPTIVE HEADINGS. The descriptive section headings contained in this Agreement are inserted for convenience or reference only and shall not control or affect in any way the meaning, interpretation, or construction of any of the provisions of this Agreement.

            G. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to triSpan or the Sellers:

            John Louchheim, COO and Founder
            triSpan Inc.
            The Clock Tower
            1001 Washington Street
            Conshohocken, PA 19428
            Fax:   (610) 995-9005
            Phone: (610) 995-9000

      with copies to:

            George H. Spencer
            JK&B Capital
            205 North Michigan Avenue, Suite 808
            Chicago, IL 60601
            Tel: (312) 946-1200
            Fax: (312) 946-1103

            James L. Learner
            Kirkland & Ellis
            200 E. Randolph Drive
            Chicago, IL 60601
            Tel: (312) 861-2000
            Fax: (312) 861-2200

            David R. Richie, II
            Stevens & Lee
            111 North Sixth Street
            Reading, PA 19603
            Tel: (610) 478-2127
            Fax: (610) 376-5610

      If to the Buyer or Newco:

            AnswerThink Consulting Group, Inc.
            1001 Brickell Bay Drive, 30th Floor
            Miami, Florida 33131
            Attn: Ted A. Fernandez and John F. Brennan
            Tel: (305) 375-8005
            Fax: (305) 379-8810
      with a copy to:

            Hogan & Hartson L.L.P.
            555 Thirteenth Street, NW
            Washington, D.C. 20004
            Attn: J. Hovey Kemp
            Tel: (202) 637-5623
            Fax: (202) 637-5910

      Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

            H. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            I. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            J. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            K. EXPENSES. Each of the Parties and triSpan will bear his, her or its own costs and expenses (including legal fees and expenses and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby.

            L. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) that the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            M. INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            N. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
                                    * * *
                            [EXECUTION PAGES FOLLOWS]

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    BUYER:

                                    ANSWERTHINK CONSULTING GROUP, INC.

                                    By: /s/ TED A. FERNANDEZ
                                        ----------------------------------------
                                          Ted A. Fernandez
                                          President and CEO

                                    NEWCO:

                                    ACG - triSpan SUB, INC.

                                    By: /s/ TED A. FERNANDEZ
                                        ----------------------------------------
                                          Ted A. Fernandez
                                          President and CEO

                                    TRISPAN:

                                    triSpan Inc.

                                    By: /s/ JOHN LOUCHHEIM
                                        ----------------------------------------
                                          John Louchheim
                                          President and CEO

                                    SELLERS:

                                    /s/ JOHN LOUCHHEIM
                                    --------------------------------------------
                                    John Louchheim

                                    /s/ DENNIS M. MCGRATH
                                    --------------------------------------------
                                    Dennis M. McGrath

                                    /s/ MICHAEL GREEN
                                    --------------------------------------------
                                    Michael Green

                                    JK&B CAPITAL L.P.

                                    By:   JK&B MANAGEMENT, L.L.C.
                                          General Partner

                                    By: /s/ DAVID KRONFELD
                                       -----------------------------------------
                                    Name: David Kronfeld
                                    Its:  Manager

                                    JK&B CAPITAL II, L.P.

                                    By:   JK&B MANAGEMENT, L.L.C.
                                          General Partner

                                    By: /s/ DAVID KRONFELD
                                       -----------------------------------------
                                    Name: David Kronfeld
                                    Its:  Manager

                                    APEX INVESTMENT FUND III, LP
                                    By: APEX MANAGEMENT III, LLC,
                                        ITS GENERAL PARTNER

                                    By: FIRST ANALYSIS APEX MANAGEMENT
                                        CO. III, LLC, MANAGING
                                        MEMBER

                                    By:  /s/ BRET R. MAXWELL
                                      ------------------------------------------
                                    Name: Bret R. Maxwell
                                    Its:  Member

                                    APEX STRATEGIC PARTNERS, LLC
                                    By: APEX MANAGEMENT III, LLC,
                                        ITS GENERAL PARTNER

                                    By: FIRST ANALYSIS APEX MANAGEMENT
                                        CO. III, LLC, MANAGING
                                        MEMBER

                                    By:  /s/ BRET R. MAXWELL
                                      ------------------------------------------
                                    Name: Bret R. Maxwell
                                    Its:  Member

                                    WINSTON PARTNERS, L.P.

                                    By:   Chatterjee Fund Management, L.P.

                                    By: /s/ PETER HURWITZ
                                       -----------------------------------------
                                    Name: Peter Hurwitz
                                    Its:  Attorney in Fact

                                    WINSTON PARTNERS II LLC

                                    By:   Chatterjee Advisors L.L.C.

                                    By: /s/ PETER HURWITZ
                                       -----------------------------------------
                                    Name: Peter Hurwitz
                                    Its:  Manager

                                    BOSTON CAPITAL VENTURES III

                                    By: /s/ DAVID KRONFELD
                                       -----------------------------------------
                                    Name: David Kronfeld
                                    Its:  General Partner

                                    VELOCITY CAPITAL, LLC

                                    By: /s/ DAVID A. VOGEL
                                       -----------------------------------------
                                    Name: David A. Vogel
                                    Its:  Member/Manager